Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126676) pertaining to the 2004 Incentive Award Plan of Cogent Communications Group, Inc. of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Cogent Communications Group, Inc. and subsidiaries, Cogent Communications Group, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Cogent Communications Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

McLean, VA
March 13, 2006